THIS AGREEMENT is made on 22nd June, 1999 and is made

BETWEEN:-

(1) KARTEK INTERNATIONAL HOLDINGS LIMITED, a corporation incorporated in the British Virgin Islands and having its registered office at Akara Building, Suite # 8, Wickhams Cay I, Road Town,
Tortola, the British Virgin Islands  ("Kartek");

(2)   ZHANJIANG POST BUREAU) of 55 ("ZPB") ;

(3)  ZHANJIANG TELECOMMUNICATIONS BUREAU of  ("ZTB"); and

(4) BICKMORE HOLDINGS INC., a company incorporated in the Bahamas with limited liability with its registered office at Providence House, Easthill Street, P.O. Box N-3944 Nassau, the Bahamas (the
"Purchaser").


WHEREAS:-

(A)   Information concerning       (Zhanjiang Kingtone Cable
Enterprises Limited) (the "Company") is set out in Part A of Schedule
1.

(B) The Vendors are the registered and beneficial owners of registered capital of the Company in such percentage as set opposite their respective names in column (2) of Part B of Schedule 1. Part C of Schedule 1, contains background information concerning the ownership of the Company.

(C) Subject to the terms of this Agreement, each of the Vendors has agreed to sell and the Purchaser has agreed to purchase the respective portions of the registered capital of the Company owned by the Vendors as set opposite the name of the Vendors in Column (3) of Part B of
Schedule 1, which collectively amount to an aggregate of 60% of the registered capital of the Company.


IT IS HEREBY AGREED:-

1.   INTERPRETATION

(A) In this Agreement, the Schedules and the Recitals hereto, unless the context requires otherwise, the following expressions shall have the following meanings:-

" Accounts" the audited balance sheet of the Company as at the Accounts Date and the audited profit and loss account of the Company for the financial year ended on the Accounts Date, in each case including the notes thereto and together with the reports and other documents required by law or relevant accounting standards or practices to be annexed or attached to them, true and complete copies of which are annexed hereto marked "A";

"Accounts Date" - 31st December, 1998

"Adjusted Retained Consideration" the amount payable by the Purchaser to the Vendors in accordance with Clause 4(C) and Clause 10 and calculated in accordance with Clause 10;

"Articles of Association" - the articles of association of the Company for the time being;

"Business" - the business of the Company as carried on by the Company as at the date hereof; a day (other than a Saturday) on which banks in Hong Kong are generally open for business;

"Claim" - any claim for breach of a Warranty;

"Completion" - the performance by each of the Vendors and the Purchaser of their respective obligations in accordance with the provisions of Clause 9(A);

"Completion Date" - subject to Clause 2(D), the tenth Business Day following the date of notification, as stated in Clauses 2A(x), by the Purchaser to the Vendors;

"Conditions" - the conditions set out in Clause 2(A);

"Consent" - includes, inter alia, any licence, approval, authorisation, permission, waiver, order or exemption;

"Corporate Documents" - in relation to the Company, its current business licence, approval letters and certificates issued by the relevant PRC authorities; records and minute books written up to date as at the Completion Date; common seal, chops and all rubber stamps; cheque books, cheque stubs and bank statements; receipt books; all other accounting records; contractual documents, leases and title documents in respect of the Property, copies of all tax returns and assessment, if any, (receipted where the due dates for payment fell on or before the Completion Date); all correspondence, if any, with its lawyers, accountants or the PRC Tax Bureau; all other documents and correspondence, if any, relating to the affairs of the Company; and all copies of the memorandum, articles of association and joint venture agreements including the Joint Venture Contract, the Articles of Association;

"Deed of Indemnity" - the deed in the form set out in Schedule 4;

"Doubtful Debts" such amount of indebtedness owing by the Company's debtors to the Company which has been overdue for more than 12 months and has been classified as doubtful debts as shown in the Final
Accounts;

"Encumbrance" - any mortgage, pledge, charge, ledge, lien, assignment by way of security, hypothecation, equities, adverse claims, third party rights or interest, or other encumbrance, priority or security interest, other security agreement arrangement or other rights or interest of whatsoever nature or other security agreement arrangement whether relating to existing or future assets, security or any obligation of any relevant person and "Encumber" shall be construed accordingly;

"Final Accounts" - the audited balance sheet of the Company as at the Management Accounts Date and the audited profit and loss account of the Company for the 16 month period ended on the Management Accounts Date prepared in accordance with Clause 10;

"Hong Kong" - the Hong Kong Special Administrative Region of the PRC;

"Initial Consideration" - the respective amounts (or its US dollar equivalent) as set opposite the names of the Vendors in column (5) of Part B of Schedule 1 payable by the Purchaser to the Vendors in accordance with Clause 4(B);

"Intellectual Property Rights" - all industrial and intellectual property, including without limitation, patents, trade marks, service marks, trade names, designs, copyrights and the copyright in all drawings, plans, specifications, designs and computer software (including in each application therefor) in any part of the world and whether or not registered or registrable and all know-how, inventions, formulae, trade secrets, confidential or secret processes and information, business names and domain names and any similar rights situated in any country; and the benefit (subject to the burden) of any and all licences in connection with any of the foregoing (including all documents relating thereto);

"Joint Venture Contract" - the joint venture contract dated 12th January, 1993 entered into between Far East Kartek Enterprises Limited and Zhanjiang Post and Telecommunications Bureau as supplemented by various agreements dated 8th October, 1995, 13th August, 1998, and 4th June, 1999 respectively, true and complete copies of which are annexed hereto marked "B";

"Management Accounts" - the unaudited balance sheet of the Company as at the Management Accounts Date and the unaudited profit and loss account of the Company for the 4 months ended on the Management
Accounts Date, true and complete copies of which are annexed hereto marked "C";

"Management Accounts Date"  -  30th April, 1999;

"Material Adverse Change - any change (or effect), the consequence of which(or Effect)" - is to materially and adversely affect the financial position, the Business or Property, results of operations, business prospects or assets of the Company;

"PRC" - the People's Republic of China;

"Property" - the property interests of the Company which are set out in Schedule 2;

"Purchase Price" - subject to adjustments provided in Clause 10, the respective aggregate consideration payable by the Purchaser for the purchase of the relevant portions of Sale Capital as set opposite each Vendor's name in column (4) in Part B of Schedule 1 and provided in Clause 4;

"Purchaser's Accountants" - Nelson Wheeler of 7th Floor, Allied Kajima Building, 138 Gloucester Road, Hong Kong;

"Purchaser's Solicitors" - Richards Butler of 20th Floor, Alexandra House, 16-20 Chater Road, Central, Hong Kong;

"Retained Consideration" - in respect of the relevant portion of the Sale Capital, the aggregate sum (or its US dollars equivalent) set opposite each Vendor's name in column (7) of Part B of Schedule 1;

"Sale Capital" - collectively the 28 per cent. of the registered capital of the Company to be sold by Kartek, the 13.68 per cent. of the registered capital of the Company to be sold by ZPB and 18.32 per cent. of the registered capital of the Company to be sold by ZTB to the Purchaser (as set out in Column (3) of Part B of Schedule 1) pursuant to the terms and conditions or this Agreement;

"Subsidiary" - in relation to a company or entity, a company in respect of which such company or entity:-

(i) holds more than half of the issued share capital (excluding any part of it which carries no right to participate beyond a specified amount in a distribution of either profits of capital); or

(ii)   controls the composition of the board of directors; or

(iii)   controls more than half of the voting power,

and shall include any company which is a subsidiary (on the basis set out above) of another company which is itself a subsidiary of such company or entity;

"Supplemental Contract" - the supplemental contract in the form set out in Schedule 5;

"Taxation" - has the meaning given thereto in the Deed of Indemnity;

"Vendors" - collectively, Kartek, ZPB and ZTB and "Vendor" shall mean any one of them;

"Warranties" - the warranties, representations and undertakings given by the Vendors referred to in Clause 8 and Schedule 3;

"RMB" - Renminbi, the lawful currency of the PRC; and

"US$" or "US dollars" - United States dollars, the lawful currency of the United States of America.

(B) References herein to statutory provisions shall be construed as references to those provisions as amended or re-enacted or as their applications are modified by other provisions (whether before or after the date hereof) from time to time and shall include any provisions of which they are re-enactments (whether with or without modification).

(C) References herein to "Clauses" and "Schedules" are to clauses of and schedules to this Agreement unless the context requires otherwise and the Schedules to this Agreement form an integral part of this Agreement.

(D)   The expressions "the Vendors" and "the Purchaser" in this
Agreement shall, where the context permits, include their respective successors, personal representatives and permitted assigns.

(E) The table of contents and Clause headings are inserted for convenience only and shall not affect the construction or interpretation of this Agreement.

(F) Unless the context requires otherwise, in this Agreement words importing the singular include the plural and vice versa and words importing gender or the neuter include both genders and the neuter.

(G) For the purposes of this Agreement, amounts quoted in RMB and which require to be converted into US dollars (for the purpose of payment or otherwise) shall be converted at the rate of US$1 to RMB 8.20.

2.   CONDITIONS

(A) Completion of this Agreement is conditional upon the following conditions being fulfilled and remaining fulfilled as at Completion:-

(i) where required pursuant to the terms of any contracts, agreements or any loan or finance documentation, the counter parties thereto having confirmed that they will not seek to terminate or vary any term therein or make a claim thereunder as a result of, or treat as a breach of any terms thereof, any change in the boards of directors, the management or shareholding of the Company any other changes or transactions contemplated under or arising out of or in connection with this Agreement and all other necessary Consents and authorisations which may be required to implement and complete this Agreement having been obtained;

   (ii) all Consents which are required for the entering into or the implementation or completion of this Agreement by the relevant Vendors, and/or the Company having been obtained, including, without limitation, the Consents (if appropriate or required) of the respective shareholders and the respective boards of directors of the relevant Vendors and the Company and other relevant third parties in the PRC which are required for the entering into and the implementation of this Agreement having been made; all applicable statutory or other legal obligations having been complied with;

   (iii) all government or regulatory approvals required in the PRC by the Vendors and the Company in respect of the sale and purchase of the Sale Capital on the terms set out in this Agreement having been obtained;

   (iv) the term of the Joint Venture Contract having been legally and validly extended from 20 years to 31 years;

   (v) the Supplemental Contract having been entered into by the relevant parties;

   (vi) the Articles of Association having been revised to reflect the corporate changes caused by the Supplemental Contract;

   (vii) resolutions having been passed by all the directors of the Company approving:

   (a)   the execution of the Supplemental Contract;

   (b) the revision of the Articles of Association of the Company referred to in Sub-clause 2(vi) above;

  (c) the transfer of an aggregate 60% of the registered capital of the Company from the Vendors to the Purchaser;

   (d) the appointment of a new Chairman and legal representative nominated by the Purchaser, and the appointment of new directors in accordance with Clause 9(A)(ii)(a);

   (e) such change of the authorised users of the Company's bank accounts and chops (with effect from Completion) as the Purchaser may request;

   (viii) Execution of necessary documents by the original approval authority in the PRC approving:-

(a)   the Supplemental Agreement;

(b) the revision of the Articles of Association of the Company in accordance with Sub-clause 2(vi) above;

(c) the transfer of an aggregate of 60% of the registered capital of the Company from the Vendors to the Purchaser;

(d) the extension of the term of the Joint Venture Contract referred to in Clause 2(A)(iv) above;

   (ix) the issuance by the State Administration of Industry and Commerce of the PRC of an amended business licence of the Company; and

   (x) the Purchaser in its absolute discretion notifying the Vendors in writing of its readiness to complete.

(B) Each of the Vendors and the Purchaser (in so far as it is within their respective powers and capacities so to do) shall provide all assistance, where relevant, as may be reasonably required by the other parties hereto to procure the fulfillment of the Conditions set out in Clause 2(A).

(C) The Purchaser may waive all or any of such Conditions at any time by notice in writing to the Vendors.

(D) In the event that the Conditions shall not have been fulfilled, or waived on or before 15th September, 1999, or Completion shall not have taken place on or before that date (or such later date as the Vendors and the Purchaser may determine), this Agreement and all documents executed ancillary thereto shall lapse and be of no further effect, and no party to this Agreement shall have any claim against or liability to the other party but without prejudice to the rights and obligations of the parties under Clause 5(C).


3.   SALE AND PURCHASE

(A) Subject to the terms and conditions of this Agreement, each of the Vendors as legal and beneficial owner shall sell the percentage of the Sale Capital set opposite its name in Column (3) of Part B of
Schedule 1 and the Purchaser shall purchase such percentage of the Sale Capital from each of the Vendors, free from all liens, claims, equities, charges, Encumbrances or third party rights of whatsoever nature and with all rights now or hereafter becoming attached thereto (including the right to receive all dividends and distributions declared, made or paid on or after the date hereof).

(B) The Purchaser shall not be obliged to complete the purchase of any of the Sale Capital unless the sale and purchase of the Sale
Capital is completed simultaneously.


4.   PURCHASE PRICE

(A) The total consideration for the relevant portion of the Sale Capital shall be up to the respective amounts set opposite each Vendor's name in column 4 of Part B of Schedule 1 subject to adjustment in accordance with Clause 10 so that the Purchase Price equals the sum of the Initial Consideration and the Adjusted Retained Consideration.

(B) The Initial Consideration shall be payable to each of the Vendors in the amounts set opposite their respective names in column
(5) of Part B of Schedule 1 on Completion in accordance with the provisions in Clause 9.

(C) The Adjusted Retained Consideration payable to ZPB and ZTB shall be payable and calculated in accordance with the provisions in Clause 10 and the Retained Consideration payable to Kartek shall be payable as agreed between the relevant parties.


5.   TERMINATION

(A)   If at any time prior to Completion:-

   (i) the Purchaser shall be aware of any matter or event showing that any of the Warranties was or may have been, when given, untrue or inaccurate in any respects or would or may be untrue or inaccurate in any respects if repeated as at the date on which the Purchaser becomes so aware; or

   (ii) any of the Vendors commits any material breach of or omits to observe any of the other obligations or undertakings expressed to be assumed by it under this Agreement; or

   (iii) any creditor makes a valid demand for repayment or payment of any indebtedness of the Company prior to its stated maturity which constitutes a Material Adverse Change (or Effect); or

   (iv) without prejudice to any other provisions of this Clause, between the date hereof and Completion any of the provisions of Clause 9 is not satisfied or has not been duly and promptly fulfilled, observed or performed in any material respect due to a deliberate default of the
Vendors; or

   (v) the Company shall sustain any loss or damage which, in the reasonable opinion of the Purchaser, constitutes a Material Adverse Change (or Effect); or

   (vi) a petition is presented for the winding up or liquidation of the Company, or the Company makes any composition or arrangement with its creditors or enters into a scheme of arrangement or any resolution is passed for the winding up of the Company or a provisional liquidator, receiver or manager is appointed over all or part of the assets or undertaking of the Company or, anything analogous thereto occurs in respect of the Company,then the Purchaser may in its absolute discretion without any liability on its part, by notice in writing to the Vendors, terminate this Agreement. The right to terminate this Agreement under each of sub-Clauses (i) to (vi) above is a separate and independent right to any other right to terminate this Agreement.

 (B) Upon the giving of notice pursuant to Clause 5(A) by the Purchaser, all obligations of the Purchaser hereunder shall cease and determine and no party shall have any claim against the other parties in respect of any matter or thing arising out of or in connection with this Agreement save and except the parties' obligations under Clause 5(C).

(C) If this Agreement is terminated for any reason or Completion does not take place on 15th September, 1999 or such other date as provided in Clause 2(D), each party hereto shall forthwith upon such termination or 15th September, 1999 (whichever is earlier), provide all assistance and sign and do all necessary documents and things as such other party may reasonably require for the cancellation and removal (as the case may be) of all documentation (including without limitation the Supplemental Contract) that may have been entered into between the relevant Vendors or the Company and the Purchaser, all Consents or other approvals that may have been obtained pursuant to the terms of this Agreement and all appointments of any nominees of the Purchaser as officers of or other positions in the Company that may have been made in connection with or pursuant to the terms or arrangements under this Agreement.

6.   DUE DILIGENCE REVIEW PRIOR TO COMPLETION

(A) The Purchaser and its appointed representatives and professional advisers shall have the right to visit all facilities and office premises of the Company and check the existence and condition of assets thereat and to carry out a review and investigation of, including but not limited to, the assets, liabilities, financial condition, contracts, commitments, business and prospects of the Company for the sole purpose of enabling the Purchaser satisfying itself on all matters relating to the Company and completing the purchase of the Sale Capital herein and on a strictly confidential basis. In order to facilitate such review, as from the date of this Agreement and prior to Completion, each of the Vendors shall (in so far as it is within their respective powers and capacities so to do) procure that the Purchaser and/or its appointed representatives and/or professional advisers will be given all such information relating to the Company and such access to the facilities and office premises and Corporate Documents of the Company as the Purchaser or its appointed representatives or professional advisers may reasonably request for the above purpose and on the above basis and that the directors and employees of the Company shall be instructed to give promptly all information and explanations to the Purchaser or any such person as it may reasonably request.

(B) Where the consent of any party would be required as a consequence of Completion pursuant to any contract or agreement to which the Company is a party, the Vendors shall procure (in so far as it is within their respective powers and capacities so to do) that such consent be obtained so that no Material Adverse Change (or Effect) on the Company's continued operations will be caused by Completion.

7.   CONDUCT OF BUSINESS PRIOR TO COMPLETION

(A) Each of the Vendors, hereby undertakes to procure (in so far as it is within their respective powers and capacities so to do) that the Business will continue to be operated in a normal and prudent basis and in the ordinary course of day-to-day operations having regard to the working capital available to the Company and they will not do or omit to do (or allow to be done) or to be omitted to be done any act or thing (in either case whether or not in the ordinary course of day-to-day operations) which is material in the context of the Company and/or the Business taken as a whole and in particular (but without limiting the generality of the foregoing) will procure that the Company shall not prior to Completion, without having first obtained from the Purchaser its prior written consent:-

   (i) increase or reduce the registered capital or total amount of investment the Company;

   (ii) issue any debentures or other securities convertible into debentures;

   (iii) borrow or raise money other than on normal commercial terms in the ordinary course of its business;

   (iv) make any advances or other credits to any person or give any guarantee or indemnity or act as surety for or otherwise secure or accept any direct or indirect liability for the liabilities or obligations of any person;

   (v)   factor or assign any of its book debts;

   (vi) alter the terms of any financing/lending documents or security arrangements;

   (vii) create or permit to arise any mortgage, charge (fixed or floating), lien, pledge, other form of security or Encumbrance or equity of whatsoever nature, whether similar to the foregoing or not, on or in respect of any part of its undertaking, property or assets other than liens arising by operation of law in amounts which are not material in its ordinary course of business;

 (viii)   declare, pay or make any dividends or other distributions;

   (ix)   make any capital expenditure in excess of RMB50,000;

   (x) sell, transfer, lease, assign or otherwise dispose of or agree to sell, transfer, lease, assign or otherwise dispose of any asset or of any part of its undertaking, property or assets (or any interest therein), otherwise than in the ordinary course of business;

   (xi) let or agree to let or otherwise part with possession or ownership of the whole or any part of the Property nor purchase, take on lease or assume possession of any real property;

   (xii) acquire any material assets on hire purchase or deferred terms;

   (xiii) enter into or amend any contract or other transaction or capital commitment or undertake any contingent liability which exceeds a monetary value of RMB50,000;

   (xiv)   terminate any agreement or waive any right thereunder;

   (xv) enter into or amend any service agreements with directors or officers or increase the remuneration payable thereto;

   (xvi)   other than as envisaged herein, appoint any new directors;

   (xvii) hire any new employee or consultant or terminate any employee's contract of employment or appoint or terminate the services of any consultant or vary the terms of employment of any employee or of service of or consultant, in each case where the monthly salary (including benefits) of that employee is or would be in excess of RMB2,000 per month;

   (xviii)   establish any pension, retirement scheme, share option
scheme, profit sharing or bonus scheme or any other benefit scheme operated by the Company;

   (xix) grant any power of attorney or in any way delegate any of the directors' powers;

   (xx) undertake anything which would have the consequence of requiring claim, action, demand or dispute or waive any right in relation to any of the foregoing, which in each case is or can be expected to be material in the context of the Business;

   (xxii) release, compromise or write off any material amount recorded in the books of account of the Company as owing by any debtors of the Company;

   (xxiii)   terminate or allow to lapse any insurance policy now in
effect;

   (xxiv)   carry on any business other than the Business;

   (xxv)    enter into any partnership or joint venture arrangement;

   (xxvi)   establish or open or close any branch or office;

   (xxvii)   dispose of the ownership, possession, custody or control
of any corporate or other books or records;

   (xxviii)save for the passing of any resolutions contemplated in this Agreement propose or pass any shareholders' resolution other than a resolution at any annual general meeting which is not special business;

   (xxix) enter into any transaction or arrangement, which is not for full consideration and on arm's length terms;

   (xxx)   change its auditors;

   (xxxi)   alter its financial year end;

   (xxxii)   to the extent it has the power to prevent it, allow or
permit the occurrence of any Material Adverse Change (or Effect); or

   (xxxiii) do, allow or procure any act or permit any omission which would or might constitute a breach of any of the Warranties or any of the undertakings set out in this Agreement.

8.   REPRESENTATIONS, WARRANTIES, UNDERTAKINGS AND INDEMNITIES

(A) Subject to the terms and conditions herein contained, each of the Vendors hereby represents, warrants and undertakes to the Purchaser (to the intent that the provisions of this Clause shall continue to have full force and effect notwithstanding Completion) in the terms set out in Schedule 3 and acknowledges that the Purchaser in entering into this Agreement is relying on such representations, warranties and undertakings and the Purchaser shall be entitled to treat the same as conditions of this Agreement.

(B) Each of the Warranties shall be separate and independent to the intent that the Purchaser shall have a separate claim and right of action in respect of any breach thereof and save as expressly provided herein shall not be limited by reference to anything else in this Agreement.

(C) The Vendors shall not do, allow or procure any act or permit any omission by the Company before the Completion Date which would constitute a breach of any of the Warranties if they were given at the time of such act or omission on or at the Completion Date or which would make any of the Warranties inaccurate or misleading if they were so given. Each of the Vendors undertakes to disclose to the Purchaser in writing any matter occurring prior to the Completion Date which constitutes or may lead to a breach of or is inconsistent with any of the Warranties or which may render any of the Warranties inaccurate or misleading (or which would constitute a breach of or be inconsistent with any of the Warranties, or renders any of them inaccurate or misleading in any respect, if the Warranties were given at the time of such occurrence) immediately upon becoming aware of the same.

(D) In addition to the Purchaser's rights at common law in respect of any breach of any of the Warranties and notwithstanding whether all or any of the transactions contemplated by this Agreement shall have been completed, each of the Vendors covenants with the Purchaser to hold the Purchaser fully indemnified on demand against any loss or liability suffered by the Purchaser as a result of or in connection with any breach of such Warranties and in respect of any depletion in the assets, loss or allowance, set off or deduction of the Company occasioned or suffered in connection with or in the rectifying of any breach of the Warranties together with all costs, charges, interest, penalties and expenses incidental or relating thereto.

(E) Where a Warranty is made or given "so far as the Vendors are aware", such Warranty shall be deemed to be given to the best of the knowledge, information and belief of the Vendors after making due and careful enquiries before giving such Warranty of the appropriate directors, employees and professional advisers best placed to confirm the accuracy of such Warranty so given and having used their best endeavours to ensure that the matters so warranted by them are true and accurate in all respects.

(F) The Purchaser has entered into this Agreement upon the basis of the Warranties and the same together with any provision of this Agreement which shall not have been fully performed at Completion shall remain in full force notwithstanding that Completion shall have taken place.

(G) The Warranties are given only subject to matters which have been disclosed to the Purchaser and none of the Warranties shall be deemed in any way modified or discharged by reason of any investigation or inquiry made or to be made by or on behalf of the Purchaser at any time prior to Completion, and no information relating to the Company of which the Purchaser has knowledge (whether actual, constructive or otherwise) shall prejudice any claim which the Purchaser shall be entitled to bring or shall operate to reduce any amount recoverable by the Purchaser hereunder, and it shall not be a defence to any claim against the Vendors that the Purchaser had knowledge (whether actual, constructive or otherwise) of any information relating to the circumstances giving rise to such claim.

(H) If it is found on or prior to Completion that any of the Warranties is in any respect untrue, incorrect or unfulfilled or if the Purchaser becomes aware of the occurrence of a Material Adverse Change (or Effect), the Purchaser shall be entitled by notice in writing to the Vendors to rescind this Agreement but shall not be entitled to any damages in respect thereof.

(I) The obligations of the Vendors under this Clause 8 and the Warranties are several.

(J) The liability for each of the Vendors under this Agreement shall be limited as follows:-

(i) None of the Vendors shall be liable for a Claim for beach of any of the Warranties to the extent that the subject matter of the Claim which the Purchaser has actual knowledge or the subject matter of the Claim arises or occurs pursuant to any request of the Purchaser.

(ii) No individual Claim shall be made against any of the Vendors unless the Vendors' liability under that Claim exceeds RMB 10,000.00. However, the Vendors shall be liable in respect of any Claims if the aggregate liability of the Vendors for all such Claims exceed RMB 30,000.

(iii) The aggregate maximum liabilities of the respective Vendors in respect of all claims made against the Vendor concerned in connection with this Clause 8, this Agreement, the Deed of Indemnity or any documents entered into or obligations incurred pursuant to this Agreement shall not exceed the amount equivalent to the respective amounts of Retained Consideration set out opposite each of the Vendors' name in Column (7) of Part B of Schedule 1.

(iv) No claim in relation to this Clause 8, this Agreement or any documents entered into or obligations incurred pursuant to this Agreement shall be made by the Purchaser against any of the Vendors later than 18 months after the Completion Date except for any claim in relation to Taxation under the Deed of Indemnity for which the Purchaser shall not make any claim against any of the Vendors later than 3 years after the Completion Date.

9.   COMPLETION

(A) Subject to satisfaction of all the Conditions in full (save for any Condition the full compliance or satisfaction of which has been waived by the Purchaser) and the provisions under Clauses 2 and 5, Completion shall take place on the Completion Date at the offices of the Company at 3.00 p.m. or at such other place and time as shall be mutually agreed by the parties hereto (time in either case being of the essence) when all (but not part only) of the following business shall be transacted:-

   (i) the Vendors shall (so far as it is within their respective powers and capacities so to do) deliver or cause to be delivered to the Purchaser:-

(a) certified true copies of the documents referred to in Clauses 2(A) (vi) to (ix);

(b)   the Deed of Indemnity duly executed by each of the Vendors;

(c) evidence to the satisfaction of the Purchaser that the term of the Joint Venture Contract has been validly extended from 20 years to 31 years;

(d) certified true copies of such legal opinions to the satisfaction of the Purchaser (in form and substance) as the Purchaser may request;

(ii) the Vendors (so far as it is within their respective powers and capacities so to do) shall procure that with effect from Completion:

(a) 5 persons nominated by the Purchaser be appointed as new directors of the Company;

(b) the General Manager, Chief Accountant, and such other managerial personnel as nominated by the Purchaser be appointed by the board of directors of the Company in accordance with the meeting rules of the Company;

(c) the resignation of such number of directors of the Company so that the number of directors in the new board of the Company after the appointments referred to in Clause 9(A)(ii)(a) above shall be 8; and

(d) the resignation of such managerial personnel as the Purchaser may request;

   (iii) the Vendors shall (so far as it is within their respective powers and capacities so to do) produce evidence to the satisfaction of the Purchaser that save for those related party transactions which have been disclosed in writing by the Vendors, any arrangements and agreements between the Vendors and the Company shall be terminated with effect from the Completion Date by mutual agreement between the respective parties thereto without liability on the part of the Company ;


   (iv) the Vendors shall (so far as it is within their respective powers and capacities so to do) return or deliver and cause to be returned or delivered to the Company or the Purchaser all Corporate Documents of the Company;

   (v) the Vendors shall (so far as it is within their respective powers and capacities so to do) deliver and cause to be delivered to the Purchaser written confirmation that the Vendors are not aware of any matter or thing which is in breach of any of the Warranties when they take effect on Completion;

   (vi) the Vendors shall deliver such other documents to the Purchaser as may be required to give the Purchaser good title to the Sale Capital and to enable the Purchaser or its nominees to become the owner thereof;and

   (vii) the Purchaser shall procure that the Purchaser's Solicitors shall pay to each of the Vendors the Initial Consideration in cash or in the manner as the Vendors and the Purchaser shall have agreed and as the Purchaser shall have been notified in writing at least two Business Days prior to the Completion Date, such notification shall in any event be binding on each of the Vendors.

(B) The Purchaser shall not be obliged to complete this Agreement or perform any obligations hereunder unless the Vendors comply fully with the requirements of Clause 9(A). Without prejudice to any other remedies which may be available to the Purchaser hereunder, if any provision of this Clause 9 is not complied with by the Vendors on the Completion Date, the Purchaser may:-

   (i) defer Completion to a date falling not more than 28 days after the original Completion Date (so that the provisions of this Clause 9 shall apply to the deferred Completion) provided that, time shall be of the essence as regards the deferred Completion and if Completion is not effected on such deferred date, the Purchaser may rescind this Agreement; or

   (ii) proceed to Completion so far as practicable (but without prejudice to the Purchaser's rights hereunder) insofar as the Vendors shall not have complied with their obligations hereunder; or

   (iv) treat this Agreement as terminated for breach by the Vendors of any of the Conditions of this Agreement.


10.   FINAL ACCOUNTS & PURCHASE PRICE ADJUSTMENT

(A) For the Purchaser's own purpose and on its own account, the Purchaser shall forthwith upon the signing of this Agreement instruct the Purchaser's Accountants to prepare the Final Accounts in accordance with this Clause as soon as practicable.

(B)   The Final Accounts shall be prepared by the Purchaser's
Accountants in accordance with the following provisions:

(i) preparation by the Purchaser's Accountants of the Final Accounts shall be completed within 60 days of the Completion Date unless the Purchaser's Accountants shall request a longer period for such preparation whereupon the parties hereto shall agree to such extension;

(ii) the Vendors shall procure to be supplied to the Purchaser's Accountants such information and records and accord the Purchaser's Accountants such access to their properties and facilities of the Company as the Purchaser's Accountants may reasonably require for their preparation of the Final Accounts; and

(iii) the Purchaser's Accountants shall, in their audit of the Final Accounts, apply such accounting practice, standards and principles as are generally accepted in the United States of America.

(C) The Vendors agree to reimburse to the Purchaser the costs and expenses of the Purchaser's Accountants in preparation of the Final Accounts such amounts to be borne solely by the Company in accordance with Clause 13(A).

 (D) Within seven (7) Business Days from the completion of the preparation of the Final Accounts by the Purchaser's Accountants, the Purchaser shall procure the delivery to the Vendors of the Final Accounts. The Final Accounts shall contain details of the Doubtful Debts including the corresponding dates on which such Doubtful Debts should have been payable.

(E) As from Completion, the Vendors shall use (in so far as it is within their respective powers and capacities so to do) their best endeavours to arrange for the collection of or procure the collection of the Doubtful Debts.

 (F) For every six month's interval commencing from the date of delivery of the Final Accounts until the expiry of a 18-month period from the date of delivery of the Final Accounts:

(i) the parties shall endeavor to prepare an account of the Doubtful Debts recovered during each such 6-month period ("Recovered Debts") identifying each amount of Recovered Debts; and

(ii) subject to any other arrangements agreed between any of the Vendors and the Purchaser and to Clause 10(G), the Purchaser shall pay to ZPB and ZTB as Adjusted Retained Consideration, in respect of any amount of Recovered Debts, a total of 28% of the aggregate amount of such Recovered Debts provided that the aggregate amount of Adjusted Retained Consideration payable to each of ZPB and ZTB under this

Clause 10(F)(ii) shall not in any event exceed the Retained
Consideration as set out opposite their respective names in Column (7) of Part B of Schedule 1. Other than the payment of Adjusted Retained Consideration, the Purchaser shall not be liable to pay to any of the Vendors any further sum/amount pursuant to this Agreement.

 (G) Notwithstanding anything in this Clause 10, no adjustment shall be made to the Retained Consideration payable to Kartek which shall be payable in a manner other than in cash. The manner of payment shall be agreed in writing between the Purchaser and Kartek.


11.   POST COMPLETION UNDERTAKINGS

(A) To the extent permitted by the relevant laws and regulations, each of ZPB and ZTB undertakes to the Purchaser that within 10 years from the Completion Date it shall, and it shall procure that all of its affiliated enterprises and organizations shall, purchase products of the Company on an exclusive basis at the then prevailing market price.

(B) Subject to the relevant laws and regulations, ZPB and ZTB undertake to the Purchaser that for 12 months from the Completion
Date, ZPB and ZTB (on one part) and the Company (on the other part) shall not cancel any financial and other guarantees in respect of the other party's obligations.

(C) ZPB and ZTB shall continue to support the Business and shall second relevant employees to the Company in accordance with its needs.

(D) The Vendors acknowledge and confirm that this Agreement is entered into between them in a spirit of mutual co-operation, trust and confidence and that it is the intention that the business, profitability and reputation of the Company, shall be extended and maximised by all reasonable and proper means and each party undertakes to the other parties to use all reasonable commercial efforts to continue to promote the Company's business in the PRC and elsewhere. In particular, ZPB and ZTB shall ensure that the Company's relationship with the relevant authorities governing the post, telecommunications and other related industries in the PRC shall not be tarnished or affected in any way by reason of this Agreement or the changes made therein.

(E) The parties shall procure that the board of the Company shall meet at least four times annually and that:-

(i) the quorum for each such board meeting shall comprise of at least 6 directors present throughout the meeting;

(ii) not less than 14 days' notice shall be given to all directors of the Company of the convening of any such board meeting;

(iii) all business discussed at any such board meeting shall be subject to the provisions of confidentiality contained in Clause 12 below.

(F) It is hereby agreed by the parties that for so long as the Joint Venture Contract remains in effect;

(i) the Purchaser shall be entitled to appoint 5 directors to the board of directors of the Company; and

 (ii) the General Manager, Chief Accountant, and such other managerial personnel of the Company as nominated by the Purchaser shall be appointed by the board of directors of the Company in accordance with the meeting rules of the Company.

(G) It is hereby agreed by the parties that they will procure that the Joint Venture Contract and the Articles of Association of the Company shall be amended to give effect to this Agreement (and in particular to incorporate the provisions in Clauses 11 (E) and 11(F)).

12.   CONFIDENTIALITY

   The terms contained in this Agreement shall be and remain confidential save for disclosure to professional advisers and (if required) regulatory authorities and where required by law. Where any press or other announcement is required by law, the party proposing to make the announcement shall so far as practicable obtain the consent from the other parties hereto regarding the terms of such announcement prior to its release.

13.   COSTS AND EXPENSES

(A) The parties agree that the fees and expenses incurred by the Purchaser on its financial and legal due diligence exercise on the Company shall be payable and borne by the Company provided that the maximum amount payable to the Purchaser shall not exceed US$200,000.

(B) If Completion fails to take place, Clause 13(A) shall not apply or have any effect and each party shall bear its own cost incurred in relation to the negotiation and the preparation of this Agreement.


14.   MISCELLANEOUS

(A) Subject to any express provision of this Agreement to the contrary, each party to this Agreement shall pay its own costs and disbursements of and incidental to the preparation, negotiation and completion of this Agreement and the sale and purchase hereby agreed to be made.

(B) Each notice, demand or other communication given or made under this Agreement shall be in writing and delivered or sent to the relevant party at its address or fax number set out below (or such other address or fax number as the addressee has by two (2) Business Days' prior written notice specified to the other parties):-

   To Kartek:-

Address               Block J, 17/F, International Industrial Centre
2-8 Kwei Tei Street, Fo Tan
New Territories, Hong Kong
Fax Number   (852) 2691-7297
Attention:   Mr. William Lai

To ZPB:-

Address          24022
Fax Number:      002-86-759-3396000
Attention

To ZTB:-

Address: 24022
Fax Number:   002-86-759-3386666
Attention:

To the Purchaser:-

Address:
20th Floor, Alexandra House
16-20 Chater Road
Central, Hong Kong
Fax Number:   (852) 2810-0664
Attention:   Mr. William Ko (Ref: CJW/FFYC/WWLK/B277-002)

Any such notice or other document shall be deemed to have been duly given upon receipt if delivered by hand or if sent by facsimile transmission upon the receipt of machine printed confirmation and in the case of a notice sent by post it shall be deemed to have been given on the fifth Business Day after posting if the address is in the PRC and on the tenth Business Day after posting if the address is outside the PRC. In proving the giving of a notice it shall be sufficient to prove that the notice was left or that the envelope containing such notice was properly addressed and posted or that the applicable means of telecommunication was properly received (as the case may be).

(C) This Agreement constitutes the whole agreement between the parties hereto and shall supersede the terms of any agreement, whether oral or otherwise, made prior to the entering into of this Agreement. It is expressly declared that no purported variations hereof shall be effective unless made in writing and signed by all the parties affected by such variations.

(D) The provisions of this Agreement, insofar as the same shall not have been fully performed at Completion, shall remain in full force and effect notwithstanding Completion.

(E) The Vendors shall at the reasonable request of the Purchaser do and execute or procure to be done and executed all such further acts, deeds, things and documents as may be necessary to give effect to the provisions of this Agreement.

(F) No waiver by any party to this Agreement of any breach by any other party of any provision hereof shall be deemed to be a waiver of any subsequent breach of that or any other provision hereof and any forbearance or delay by the relevant party in exercising any of its rights hereunder shall not be constituted as a waiver thereof.

(G) Time shall be of the essence as regards any time, date or period mentioned in this Agreement and any time, date or period substituted for the same by agreement of the parties hereto or otherwise.

(H) The illegality, invalidity or unenforceability of any part of this Agreement shall not affect the legality, validity or enforceability of any other part of this Agreement.

(I) The provisions of this Agreement shall be binding on and shall enure for the benefit of the successors and assigns and personal representatives (as the case may be) of each party provided that the Vendors may not assign or transfer their respective rights or obligations hereunder without the prior written consent of the Purchaser.

(J) The parties have signed both the English and Chinese versions of this Agreement and it is agreed that both language versions shall be of the same force and effect.


15.   SETTLEMENT OF DISPUTES

(A) In the event a dispute arises in connection with the interpretation, implementation or performance of this Agreement, the parties hereto shall attempt in the first instance to resolve such dispute through friendly consultations. If such dispute is not resolved in this manner within 21 days after the commencement of discussions, then any party hereto may submit the dispute for arbitration in Singapore for final decision pursuant to the provisions of UNCITRAL with instructions that the arbitration be conducted in the manner set forth in Clause 15(B) hereof.

(B)   Arbitration shall be conducted as follows:-

   (i) the arbitrators may refer to both the English and Chinese texts of this Agreement;

   (ii) all proceedings in any such arbitration shall be conducted in English and translated into Chinese; and

   (iii)    there shall be three (3) arbitrators all of whom shall be
fluent in English.   The Purchaser and the Vendors (collectively)
shall each select one (1) arbitrator. The third arbitrator shall be chosen as provided in the UNCITRAL Arbitration Rules and shall serve as chairman of the panel.

(C) The arbitration awards shall be final and binding on the parties, and the hereto agree to be bound thereby and to act accordingly.

(D) The costs of arbitration shall be borne by the losing party, unless otherwise determined by the arbitration award.

 (E) Whenever any dispute occurs or is under arbitration, the parties hereto shall continue to exercise their remaining respective rights, and fulfill their remaining respective obligations, in such manner in accordance with the provisions of this Agreement.

16.   GOVERNING LAW AND JURISDICTION

This Agreement is governed by and shall be construed in accordance with the laws of the PRC.


IN WITNESS WHEREOF this Agreement has been executed on 22nd June, 1999 at Zhanjiang City, Guangdong Province, the PRC.

SCHEDULE 1
PART A

THE COMPANY

Name: Zhanjiang Kingtone Cable Enterprises Limited

Date of establishment:   28th February, 1993

Class of company:   Sino-foreign joint venture

Legal address:   No. 53 People Avenue,
Centre Zhanjiang ETDZ,
Zhanjiang 524022
Guangdong, PRC

Total investment:   US$27,253,859

Registered capital:   US$13,080,000

Shareholder(s):   Kartek
ZPB
ZTB

Other securities/
  debentures in issue:   NIL

Directors:

Legal representative:

Financial year : 31st December

Auditors:   Zhanjiang Economic & Technological Development Zone
Auditor's
Office

Outstanding mortgage(s) or
encumbrance(s):   NIL

Business:   manufacture of telecommunications related cables
(Copper Coax/Fibre Optics etc.)

Place of business:   PRC

Subsidiaries:   NIL


PART C

OWNERSHIP BACKGROUND


(a)   Far East Kartek Enterprises Limited ("Far East Kartek") and
Zhanjiang Post and Telecommunications Bureau ("ZPTB") entered into the Joint Venture Contract and the Articles of Association on 12th
January, 1993 for the purpose of establishing the Company.

(b) On 29th January, 1993 Zhanjiang Administration Commission of Economic and Technology Development Zone approved the JV Contract and the Articles of Association. On 28th February, 1993, the Guangdong people's Government issued the Approval Certificate to Kingtone and the State Administrative for Industry and Commerce issued the Business Licence. Kingtone also made tax registration and foreign registration with the relevant authorities.

(c) On 31st March, 1997 an investment verification report was issued to Kingtone confirming all the registered capital had been injected into Kingtone by the parties.

 (d) On 8th October, 1995, Far East Kartek transferred equity interest in the Company to Kartek.

(e)   On 13th August, 1998 a supplemental joint venture contract
("Supplemental Contract") was entered into to change the percentage of equity held by Kartek and ZPTB from 48:52 to 38:62.

(h)   On 26th August, 1998 Zhanjiang Administration Commission of
Development of Economic and Technology Zone approved the Supplemental
Contract.

 (i) Pursuant to the reorganisation of ZPTB in 1998, ZPTB was separated into ZPB and ZTB and the ZPTB's equity interest in the Company was taken over by ZPB and ZTB in the proportion of 26.5% and 35.5% respectively.



SCHEDULE 2
PROPERTY


SCHEDULE 3
THE WARRANTIES


Subject to the matters referred to herein or within the actual knowledge of the Purchaser, each of the Vendors hereby represents and warrants and undertakes to the Purchaser that all representations and statements of fact set out in this Schedule 3 or otherwise contained in this Agreement are and will be true and accurate in all respects as at the date hereof and as at Completion.

1.   General information and powers of the Vendors

(A) Each of the Vendors has full power to enter into this Agreement and to exercise its rights and perform its obligations hereunder and (where relevant) all corporate and other actions required to authorise its execution of this Agreement and this Agreement will, when executed by it, be a legal, valid and binding agreement on it and enforceable in accordance with the terms thereof.

(B) So far as the Vendors are aware, the execution, delivery and performance of this Agreement by the Vendors does not and will not violate in any respect any provision of (i) any law or regulation or any order or decree of any governmental authority, agency or court applicable to the Vendors or the Company or any part thereof prevailing as at the date of this Agreement and as at Completion; (ii) the laws and documents incorporating and constituting the Vendors prevailing as at the date of this Agreement and as at Completion; or
(iii) any mortgage, contract or other undertaking or instrument to which any of the Vendors is a party or which is binding upon it or any of its assets, and does not and will not result in the creation or imposition of any Encumbrance on any of its assets pursuant to the provisions of any such mortgage, contract or other undertaking or instrument.

(C) So far as the Vendors are aware, no Consent of or filing or registration with or other requirement of any governmental department authority or agency in Hong Kong, the PRC or any jurisdiction in which any of the Vendors is incorporated or resides or any part thereof is required by the Vendors in relation to the valid execution, delivery or performance of this Agreement (or to ensure the validity or enforceability thereof) and the sale of the Sale Capital.

(D) Neither the execution of this Agreement nor the performance by the Vendors of their respective obligations hereunder will violate (i) the Joint Venture Contract (ii) any provision of the business licence of the Company or Articles of Association or other constitutional documents (including directors' resolutions passed or purported to be passed) of the Company.

(E) As at the date of this Agreement and immediately prior to Completion, the information set out in Schedules 1 and 2 is true, accurate and complete.

(F) The information set out in the Recitals to this Agreement is true, complete and accurate in all respects and not misleading.

2.   Sale Capital

(A) Each of the Vendors is the registered and beneficial owner of its relevant Sale Capital free from any Encumbrances and together with all rights and entitlements attaching thereto.

(B) Each of the Vendors are entitled to transfer the full legal and beneficial ownership of the relevant Sale Capital to the Purchaser and once the Conditions are satisfied and Completion takes place, the Purchaser will legally and validly become the owner of 60 per cent. Of the registered capital of the Company.

(C) The Sale Capital represents 60 per cent. of the registered capital of the Company.

(D) There is no option, right to acquire, mortgage, charge, pledge, lien or other form of security, Encumbrance or third party rights on, over or affecting any part of the Sale Capital or any part of the registered capital of the Company and there is no agreement or commitment to give or create any of the foregoing and no claim has been made by any person to be entitled to any of the foregoing which has not been waived by such person in its entirety or satisfied in full.

(E) There is no agreement or commitment outstanding which calls for the issue of or accords to any person the right to call for the issue of any registered capital in the Company.

3.   Corporate Matters

(A) Compliance has been made with all legal and procedural requirements and other formalities in connection with the Company concerning (i) its business licence and the Articles of Association and other constitutional documents (including directors' resolutions passed or purported to be passed); (ii) the filing of all documents by the Company as required by the laws of the PRC to be filed with relevant governmental authorities in the PRC; (iii) the increase of its registered capital and total investment; (iv) payments of interest and dividends and making of other distributions, and (v) directors and other officers.

(B) None of the provisions of the Joint Venture Contract have been breached by the Vendors, each party has performed on time its obligations thereunder and no event has occurred which may lead to the invocation of any of the termination provisions thereunder. So far as the Vendors are aware, none of the parties to the Joint Venture Contract have infringed any laws or regulations of the PRC with respect to their dealings with the Company or with each other or their investment in the Company.

(C) The minute books of directors' meetings and of shareholders' meetings respectively contain full and accurate records of all resolutions passed by the directors and the shareholders respectively of the Company and no resolutions have been passed by either the directors or the shareholders of the Company which are not recorded in the relevant minute books.

(D) All charges in favour of the Company have (if appropriate) been registered in accordance with the provisions of the applicable legislation and regulations and at the relevant registries or authorities.

(E) All accounts, books, ledgers, and other financial records of the Company:-

(i) have been properly maintained, are in the possession of the Company and contain due and accurate records of all matters required by law to be entered therein;

(ii) do not contain or reflect any material inaccuracies or discrepancies; and

(iii) give and reflect a true and fair view of the matters which ought to appear therein and no notice or allegation that any of the same is incorrect has been received, or if the Company has received such notice or allegation, the incorrectness or errors have been rectified.

(F) So far as the Vendors are aware, all documents requiring to be filed with the Registrar of Companies in Hong Kong or the equivalent body in the British Virgin Islands, the Bahamas, the United States of America and the PRC or any other relevant authority by the Company have been properly made up and filed.

(G) So far as the Vendors are aware, each of the Company and its directors (in their capacity as such) has complied with all relevant legislation and obtained and complied with all necessary Consents to carry on business whether in the country, territory or state in which it is incorporated or elsewhere, including (but without limitation) legislation relating to companies and securities, real property and Taxation and have complied with all legal requirements in relation to any transactions to which it is or has been a party prior to Completion.

4.   The Company

(A)   The information in respect of the Company set out in Part A of
Schedule 1 is true and accurate and not misleading.

(B) The Company is a Sino-foreign equity joint venture validly constituted and established and has the requisite power to carry on and is carrying on its business in the manner and in the places within the scope of its business licence and approval certificate and there are no circumstances which lead to the suspension or cancellation of any such permits, authorities, licences or Consents. So far as the Vendors are aware, the Company has complied with all necessary registration and filing requirements under the laws and regulations of the PRC to any of its assets and to carry on its business as presently conducted.

 (C) The business licence and approval certificate issued by the State Administration of Industry and Commerce Bureau and the Ministry of Foreign Trade and Economic Co-operation in Zhanjiang to the Company and all other approvals, licences, permits and Consents in connection with its establishment and the conduct of its business are valid and subsisting.

(D) As at the date of this Agreement, the Company's registered capital is 38% per cent. owned by Kartek and 26.5% per cent. owned by ZPB and 35.5% owned by ZTB.

(E) There has not been any reduction of or increase in the registered capital or total investment amount of the Company nor has any application been made to the approval authority of the Company or other PRC governmental authorities for such reduction or increase.

(F) As of the date of this Agreement, the registered capital of the Company has been fully paid up and there is no outstanding liability to contribute to the registered capital of the Company nor any pending application to increase the registered capital and/or the total investment amount of the Company beyond the amounts set out in Part B
of Schedule 1.   There has not been granted to the Company and there
is no agreement to grant any shareholder loans or to provide on behalf of the Company any guarantees or similar forms of security.

(G) The Company does not have any subsidiaries and associated companies (in incorporation form or otherwise) or any investment of any nature.


5.   Accounts

(A)   The Accounts:-

   (i) were prepared in accordance with applicable laws and with generally accepted accounting principles, standards and practices in the PRC (including all applicable Statements of Standard Accounting Practice) at the time they were prepared and on a consistent basis with the audited financial statements of the Company for each of the three financial years ended on 31st December, 1998 (the "Previous Accounts");

   (ii) are true and accurate, correctly make or include full provision for any bad and doubtful debts and all established liabilities, make proper and adequate provision for (or contain a note in accordance with good accounting practice respecting) all deferred, disputed or contingent liabilities (whether liquidated or unliquidated) and all capital commitments of the Company as at the Accounts Date and the reserves and provisions (if any) made therein for all Taxation relating to any period on or before the Accounts Date are proper and adequate;

   (iii) give a true and fair view of the state of affairs and financial and trading positions of the Company at the Accounts Date and of the Company's results for the financial period ended on that date;

(iv) correctly include all the assets of the Company as at the Accounts Date and the rate of depreciation adopted therein is sufficient for each of the fixed assets of the Company to be written down to 1-3% by the end of their estimated lives in accordance with PRC law or generally accepted accounting principles, standards and practices in the PRC;

   (v) are not adversely affected by any unusual, exceptional, extraordinary or non-recurring items which are not disclosed in the Accounts; and

   (vi) contain full provision for the diminution in value of the Company's properties.

(B)   The Management Accounts:-

   (i) (a) were prepared in accordance with applicable law, accounting principles, standards and practices generally accepted in the PRC at the time they were prepared and commonly adopted by companies carrying on businesses similar in all material respects to that carried on by the Company in preparing management accounts and the notes, if any, set out therein, and (b) in respect of which the accounting policies adopted by the Company in preparing the Accounts have been consistently applied; and

   (ii) fairly reflect the state of affairs and financial and trading positions of the Company and of its fixed and current assets, contingent liabilities and debtors and creditors, in each case as at the Management Accounts Date and the Company's results for the financial period ended on that date;

 (C) The accounting and other books and records of the Company are in its possession, have been properly written up and accurately present and reflect in accordance with generally accepted accounting principles and standards in the PRC all the transactions entered into by the Company or to which the Company has been a party and there are at the date hereof no material inaccuracies or discrepancies of any kind contained or reflected in any of the said books and records, and that at the date hereof they give and reflect a true and fair view of the financial, trading and contractual position of the Company and of its fixed and current and contingent assets and liabilities and debtors and creditors.

 (D) Since the Accounts Date and save as disclosed or reflected in the Accounts:-

   (i) the Company has not entered into any material contracts or commitments binding on it (other than contracts entered into in the ordinary course of its business) and there has not been any acquisition or disposal by the Company of material fixed or capital assets or any agreement to effect the same;

   (ii) there has not been any creation of liabilities by the Company (other than on normal commercial terms in the ordinary course of its business);

   (iii) no event has occurred as regards the Company which would entitle any third party to terminate any material contract or any material benefit enjoyed by the Company or call in any material amount of money before the normal due date therefor or indebtedness;

   (iv) the Company has not created any mortgage or charge on the whole or any part of its assets;

   (v) the Company has not borrowed except from bankers in the ordinary course of its day to day trading operation or increased any secured liability;

   (vi) the Business has been carried on in the ordinary and usual course and in the same manner (including nature and scope) as in the past; no fixed asset or stock has been written up nor any debt written off, and no unusual or abnormal contract has been entered into by the Company; and

   (vii) the loss of the Company has not been substantially higher than that of the previous year and subject to such losses and further write-off of assets by the auditors there has been no material adverse change in the financial or trading position of the Company.

(E) So far as the Vendors are aware, no part of the amounts included in the Management Accounts and/or the Accounts or subsequently recorded in the books of the Company, as owing by any debtors, has been released on terms that any debtor pays less than the full book value of its debt, or has been written off, or has been proven to any extent to be irrecoverable, or is now regarded by the Company (as the case may be) as irrevocable in whole or in part.

(F) So far as the Vendors are aware, all debts due to the Company included in the Management Accounts and/or the Accounts (being debts in excess of bad or doubtful debts for which provision has been made in the Management Accounts and/or the Accounts) have either prior to the date hereof been realised or will within twelve months realise their full amount in cash.

(G) No transaction of any material importance to which the Company is a party has taken place which if it had taken place would have to be reflected in the Management Accounts and/or the Accounts.

(H) Adequate provisions have been made in the Management Accounts and/or the Accounts for all dividends (if any) or other distributions (if any) to shareholders declared and remaining unpaid as at the date hereof.

(I) Since 30th April, 1999, no dividend has been declared or paid or other distributions of capital made in respect of any share capital of the Company, and no loans or loan capital have been repaid by the Company in whole or in part.

(J) There has been no Material Adverse Change (or Effect) of the Company as a whole since the Accounts Date.

(K) The Company has no present intention to discontinue or write down investments in any other businesses other than those disclosed in the Management Accounts and/or the Accounts.

(L) The Company has not and will not distribute any dividends payable (whether declared or not) after 30th April, 1999.


6.   Business

(A) The Business of the Company is the manufacture of telecommunications related cables for Chinese markets and as described in its business licence.

(B) The company has obtained for the purpose of its business all necessary consent of any governmental or other authority and any other person and of any owner of the Intellectual Property Rights

 (C) Each of the Consents referred to in paragraph (B) is valid and in force, the Company is not in breach of the terms of any such Consent (including breach of any requirement relating to such Consent to make returns or reports or supply information) and there are no circumstances (including the sale of the Sale Capital) which are known, or which the Vendors ought to have known and which might invalidate any such Consent or render it liable to forfeiture or modification or (in the case of a renewable Consent) affect its renewal.

(D) After Completion there will be no restriction on the right of the Company to carry on its business which does not now apply to the Company.

(E) The Company has not manufactured, sold or supplied any product or service in the course of its business which does not in all respects comply with all applicable laws, regulations and standards, or which is defective or dangerous or not in accordance with any representation, warranty or other term (whether express or implied) given in respect of it; and it has no outstanding liability (including a contingent liability by virtue of the terms on which the product or service was sold) in respect of any such product or service or its repair, maintenance or replacement.

(F) The Company has not (except for the purpose of carrying on its business in the ordinary course and subject to an obligation of confidentiality and legal requirements) disclosed, or agreed to disclose, or authorized the disclosure of, any of its lists of suppliers or customers, trade secrets or technological or confidential information concerning its Business, all of which are fully and properly recorded in writing or other appropriate form and are not incorrect or incomplete in any way.

(G) The Business is managed exclusively by its officers and employees, and no person has authority to bind the Company other than its officers and employees acting in the ordinary and ostensible course of their duties.

(H) The Company is not, or has not agreed to become, a member of any partnership, joint venture, consortium, trade association or any other association of persons (whether incorporated or not incorporated).

(I) The Company does not carry on business through any branch, agency or permanent establishment outside the PRC.

(J) The Company does not carry on any business other than that stated in its business licence.

(K) So far as the Vendors are aware, the acquisition of the Sale Capital by the Purchaser and compliance with the terms of this Agreement will not:-

(i) cause the Company to lose the benefit of any right or privilege it presently enjoys or cause any person who normally does business with the Company not to continue to do so on the same basis as previously;

(ii) relieve any person of any obligation to the Company (whether contractual or otherwise) or enable any person to determine any such obligation or any right or benefit enjoyed by the Company or to exercise any right whether under an agreement with or otherwise in respect of any of them;

(iii) result in any present or future indebtedness of the Company becoming due or capable or being declared due and payable prior to its stated maturity;

(iv) give rise to or cause to become exercisable any right of pre-emption (except pursuant to the terms of the Joint Venture Contract and applicable laws and regulations); or

(v) adversely affect the Company's relationships with its clients, customers, suppliers or employees.


7.   Financial Matters

(A) The aggregate amount of the borrowings of the Company as at the date hereof is RMB132,663,355.

(B) The aggregate amount of guarantees provided by the Company in favour of other entities as at the date hereof is RMB23,000,000.

(C)   Since the Accounts Date, there has not been:-

   (i) any damage, destruction, or loss materially adversely affecting the Properties or the Business;

   (ii) any sale or transfer by the Company of any material tangible or intangible asset other than in the ordinary course of business, any mortgage or pledge or the creation of any security interest, lien, or encumbrance on any such asset, or any lease of property, including equipment, other than tax liens with respect to taxes not yet due and statutory rights of customers in inventory and other assets;

   (iii) any material transaction not in the ordinary course of business of the Company;

   (iv) the lapse of any patent, utility models, design, trademark, trade name, service mark, copyright, or licence or any application with respect to the foregoing by the Company which is material in the context of the Business as a whole;

   (v) the making of any material loan, advance, indemnity or guarantee by the Company to or for the benefit of any person except the creation of accounts receivable in the ordinary course of business; or

   (vi)   an agreement to do any of the foregoing.

(D) The Company has no material capital commitment nor is it engaged in any scheme or project requiring the expenditure of capital of a significant amount.

(E) All dividends or distributions declared, made or paid by the Company have been declared, made or paid in accordance with its articles of association (or equivalent documents) and the applicable statutory provisions.

(F) The Company has not as at the date hereof and will not, as at Completion, have outstanding:-

   (i) any borrowing or indebtedness in the nature of borrowing or other credit facility save and except for the borrowing or indebtedness disclosed to the Purchaser;

   (ii)   any mortgage, charge or debenture or any obligation
(including a conditional obligation) to create a mortgage, charge or debenture save and except for the mortgages disclosed to the Purchaser in writing (if any);

   (iii) any liabilities outstanding under any guarantee or other material contingent obligation.


8.   Plant, Equipment and Assets

(A) So far as the Vendors are aware, all plant, machinery, equipment, vehicles, material assets owned or used by the Company are in good and safe condition and in working order (fair wear and tear excepted) in all material respects and have been regularly and properly maintained, would not be expected to require replacement within 12 months after Completion.

(B) The assets included in the Management Accounts and/or the Accounts or acquired since the Accounts Date and all assets used or owned by or in the possession of the Company:-

   (i) are legally and beneficially owned by the Company free from any mortgage, charge, lien or similar encumbrance any hire-purchase agreement or agreement for payment on deferred terms or bills of sale or lien, charge or other encumbrance;

   (ii)   are in the possession or under the control of the Company;

   (iii) where purchased on terms that title to property does not pass until full payment has been made, have been paid for in full by the Company;

   (iv) are not subject to any hire purchase, leasing arrangements or other arrangements of a similar nature; and

   (v) comprise all the material assets, property and rights which the Company owns or which it uses or requires for the purpose of carrying on its Business.


(C) The amount of all debts owing to the Company (less the amount of any provision or reserve for bad and Doubtful Debts included in the Accounts) will be fully recoverable in the ordinary course; and no debt is owing to the Company by the Vendors.

(D) The Company is not a party to any agreement for the hire, rent, hire purchase or purchase on deferred terms of any asset.

(E) The Company does not own nor has it agreed to acquire, any shares or debentures in any other undertaking or any other securities.

(F) The Company has done everything (whether by way of giving notice, registration, filing or otherwise), required or permitted to be done by it by applicable laws and regulations for the protection of its title to, or for the enforcement or the preservation of any order of priority of its title to, any property or rights (including the benefit of any debt, mortgage or charge) owned by it.

(G) All records or other documents recording or evidencing any contract, licence, consent or other right of the Company or required for the exercise of any such right are in the possession or under the exclusive control of the Company.

9.   Insurance

The Company has effected all insurances required by law to be effected by it for its employees and over its Business and all such insurances are valid and in force at the date of this Agreement.


10.   Taxation

(A) The Company has complied with all relevant legal requirements relating to registration, filing or notification for Taxation purposes.

(B)   So far as the Vendors are aware, the Company has:-

   (i) paid all Taxation (if any) due to be paid and is under no liability to pay any penalty or interest in connection with any claim for Taxation; and

   (ii) taken all necessary steps to obtain any repayment of or relief from Taxation available to it.

(C) The Company is not in dispute with any Taxation or revenue authority and, so far as the Vendors are aware, no such dispute is pending or threatened.

(D) The Company has submitted all claims and disclaimers which have been assumed to have been made for the purposes of the Accounts and the Management Accounts.

11.   Contracts, Commitments and Material Transactions

(A) Since the Accounts Date, the Company has carried on its business in the ordinary course and, save as mentioned in or as contemplated by this Agreement, the Company has not entered into any transaction or incurred any material liabilities except in the ordinary course of its day-to-day business and on an arm's length basis for full value.

(B) There is not now outstanding nor, save and except for such contracts or agreements which may be entered into by the Company pursuant to this Agreement, will there be outstanding at Completion with respect to the Company:

   (i) any agreement (whether by way of guarantee, indemnity, warranty, representation or otherwise) under which the Company is under any actual or contingent liability in respect of the obligations of any person other than the Company;

   (ii) any contract to which the Company is a party which is of a long-term (i.e. more than one year) and non-trading nature or contains any unusual or unduly onerous provision disclosure of which could reasonably be expected to influence the decision of the Purchaser in purchasing any or all of the Sale Capital;

   (iii) any sale or purchase option or similar agreement affecting any assets owned or used by the Company (with a value in the books of account of the Company in excess of RMB200,000) except those entered into the ordinary course of day to day trading;

   (iv) any material agreement in excess of RMB200,000 entered into by the Company otherwise than by way of bargain at arm's length; and

   (v) any management agreements, joint venture agreements, agency agreements or any form of agreement whatsoever which entitles any person to bind the Company contractually, to settle, negotiate or compromise any accounts or claims or to collect, receive or share in any balances or sums payable to the Company save in the ordinary course of business.

(vi) any contract to which the Company is a party and which cannot be terminated by it without payment of compensation by less than 90 days' notice, or imposes on the Company any obligation to be performed by it more than 180 days from the date of the contract;

(vii) any contract to which the Company is a party (except contracts with employees) and which:-
 (a) requires the Company to pay a commission, finder's fee, royalty or similar amount;
 (b) is dependent on the guarantee, covenant of or security provided by any other person; or
 (c) is a contract for the sale of shares or assets which contains warranties or indemnities under which the Company still has a remaining liability or obligation;

(viii) any contract to which the Company is a party and which is or may be unenforceable by it by reason of the contract being voidable at the instance of any other party or void;

(ix) any offer, tender or quotation made or given by the Company capable by the unilateral act of any other person of giving rise to any contract otherwise than in the ordinary course of trading;
(x) any contract or arrangement under which any person has the exclusive right to supply any description of goods or services to or for the Company or, as its agent or distributor, to supply any description of goods or services within any geographical area;
(xi) any contract or arrangement to which any of the Vendors is a party or has the benefit which requires to be assigned to or vested in the Company to enable the Company to carry on its business or enjoy the rights to the same extent as carried on or enjoyed prior to the date of this Agreement;
(xii) any contract to which the Company is a party and which may restrict its activities or the use or disclosure by it of any information; or
(xiii) any breach by any party of the terms of any contract to which the Company is a party.
(C) The Company has not received any formal or informal notice to repay under any agreement relating to any borrowing (or indebtedness in the nature of borrowing) which is repayable on demand and which exceeds an aggregate amount of RMB1,000,000.

(D) The Company is not under any obligation, or party to any contract, which cannot readily be fulfilled or performed by it on time and without undue or unusual expenditure of money or effort and which is material in the context of the Business as a whole.

(E) There are no outstanding contracts, engagements or liabilities, whether quantified or disputed, save for (i) as shown in the Management Accounts and/or the Accounts or (ii) entered into in the ordinary course of the Company's day to day business operations.

(F)   With respect to the Company, there are no:-

   (i) contractual arrangements between the Company and any party which will or may be legally terminated as a result of the execution or completion of this Agreement; or

   (ii) liabilities for any statutory or governmental levy or charge (levy or charge below RMB100,000 excepted) other than for Taxation provision for which has been made in the Management Accounts and/or the Accounts; or

  (iii) powers of attorney or other authorities (express or implied) which are still outstanding or effective to or in favour of any person to enter into any contract or commitment or to do anything on its behalf; or

   (iv) agreements or arrangements entered into by it otherwise than by way of bargain at arm's length; or

   (v) contracts which are unusual or of a long-term nature or involving or which may involve obligations on it of a nature or magnitude calling for special mention or which cannot be fulfilled or performed on time or without undue or unusual expenditure of money or effort.

(G) No alteration has been made to the memorandum of association or articles of association of the Company since establishment other than those requested by the Purchaser or contemplated by this Agreement.

 (H) No agreement or arrangement to which the Company is a party, is required or, following the execution and completion of this Agreement, will be required to be registered with any authority or governmental agency.

(I)    Since the Accounts Date, the Company has not:-

(i) issued or repaid or agreed to issue or repay any share or loan capital;

  (ii) declared, made or paid any dividends or made any other distribution out of profits, reserves or capital and no loans or loan capital has been repaid in whole or in part other than the $1,000,000 dividend declared and paid in February, 1999.

12.   Employment Arrangements

(A) All contracts of service to which the Company is a party can be terminated by it without payment of compensation by not more than three months' notice or less without compensation (save and except otherwise required by applicable laws and regulations).

(B) The Company is not a party to any provident fund save as required by any applicable laws and regulations.

(C)   The Company has not since the Accounts Date:-
(i) changed, or agreed to change, the terms of its employment (including terms relating to pension benefits) of any person who was on the Accounts Date entitled to remuneration at a rate in excess of RMB15,000 per annum;
(ii) paid or given, or agreed to pay or give, to any of its officers or employees any remuneration or benefit, except the salary or wage to which he is contractually entitled under the terms of his employment; or
   (iii) been notified of any wage claim or agreed any general increase in wages or wage rates.

(D) Except otherwise required by any applicable laws and regulations, the Company is not under any legal liability or obligation or a party to any agreement, arrangement, scheme, fund, or promise to pay pensions, gratuities, retirement annuities, in connection with retirement, to or for any of its past or present officers or employees or their relatives or dependants; and there are no retirement benefit, or pension binding on the Company.

(E) Particulars of all loans, if any, to director of the Company have been disclosed to the Purchaser.

(F) Except otherwise required by any applicable laws and regulations, the Company is not under any obligation (whether actual or contingent and whether or not disputed by the Company) to any former employee whether for breach of any contract of service, for compensation for wrongful dismissal or for unfair dismissal or for payment of any salaries, wages, pensions, gratuities, severance pay, long service payment, bonuses or otherwise howsoever or whatsoever and no tax, levy, contribution or payment in respect of any former employee whether to any governmental authority, pension fund, scheme or trust or otherwise howsoever or whatsoever is outstanding or disputed.

(G )   All schemes or plans for the provision of benefits to employees of the Company comply in all respects with all applicable legislation and all necessary Consents in relation to such schemes and plans have been obtained and remain in full force and effect.

(H) The Company has not given any guarantee or assumed any obligations in relation to the employees of any other person.

(I) Complete and accurate particulars have been given in writing to the Purchaser of the details (name, age, length of service, remuneration) and terms of employment by the Company of its employees (including terms implied by custom or usage of the Company or of the trade) and the terms of engagement under which the services of any other individual are provided for the Company.

(J )   All salaries and wages due to the officers and employees of the
Company for any period before the date of this Agreement have been paid in full.

(K) Save as contemplated by this Agreement, no present employee of the Company or other individual whose services are provided for the Company has given or received notice of termination of his employment or engagement.

13.   Property

(A) The Property represents all the real property owned, used or occupied by the Company or in respect of which the Company has any estate, interest, right or liability, and, except as disclosed in the valuation report of the Property prepared by C.Y. Leung & Co. ("the Valuation Report"):-

   (i) the Company is the sole owner of and has the land use rights and building ownership of the Property and is entitled to transfer, dispose of, sell, mortgage or otherwise deal with the Property and is entitled to develop the Property in the manner and in accordance with the relevant requirements of the relevant government authority subject to applicable laws and regulations;

   (ii) the Property and the land use rights and building ownership associated therewith held by the Company are free from mortgage, debenture, charge, lien, lease, encumbrances or any third party rights and the Company has not entered into any agreement to do any of the foregoing;

   (iii) all land premium, purchase price, land grant fees or other fees payable in respect of the Property and the land use rights and building ownership associated therewith (and the fees and charges for demolition and re-settlement in connection with the acquisition of the land use rights of the land of the Property (if any)) have been paid in full and will be duly paid up to the date of completion of this Agreement and no further such premiums, price or fees are payable under the laws of the
PRC;

   (iv) so far as the Vendors are aware, and save as disclosed to the Purchaser in writing none of the terms and conditions contained in the relevant transfer contracts, real estate title certificate, land use rights certificate, building ownership certificates (if any) and/or certificate of ownership and the applicable laws, rules and regulations in the PRC have been breached in respect of the Property;

   (v) the Company has duly performed and observed all the terms and conditions contained in the sale and purchase contracts, land use right certificate and building ownership certificates (if any) for the Property to be performed and observed on the part of the Company as purchaser thereof;

   (vi) so far as the Vendors are aware, all relevant legal requirements or conventions for notarization and registration of the sale and purchase contracts for the Property have been complied with;

   (vii) the land use rights and building ownership pertaining to the Property and all permits and approvals in respect of the town planning, construction and/or development of the Property are valid and subsisting and have not been amended, modified or supplemented in any manner whatsoever;

   (viii) except as disclosed to the Purchaser in writing no contracts have been entered into by the Company to sell, assign, subdivide, let or lease, license, charge, mortgage, partition, share, grant any option over or otherwise dispose of an interest in or part with the possession or occupation of the Property or any part thereof or otherwise encumber the Property nor is there any agreement by the Company to do any of the aforesaid;

   (ix) the Company is in physical possession and actual occupation of the Property on an exclusive basis and no right of occupation or enjoyment has been acquired or is in the course of being acquired by any third party or has been granted or agreed to be granted to any third party;

   (x) the Company does not have any outstanding material liabilities under the terms and conditions upon which the land use rights and building ownership pertaining to the Property are granted and there is no obligation or liability on the part of the Company to transfer any part of the Property or any interests in the Property to any person or authority whatsoever or to undertake any urban or public facilities in connection with the Property;

   (xi) the Property is not subject to any restrictive covenants, stipulations, easements, licences, restrictions or other like rights vested in third parties other than those stipulated in the terms and conditions upon which the land use rights and building ownership pertaining to the Property are granted which terms and conditions are of a usual nature with reference to such terms and conditions in the PRC;

   (xii) to the best of the Vendors' knowledge having made all reasonable enquiries, there are no circumstances which would entitle or require any person to exercise any powers of entry or taking possession of the Property;

   (xiii) so far as the Vendors are aware, compliance has been made with all applicable statutory and bye-law requirements with respect to the Property;

   (xiv) so far as the Vendors are aware, all requisite licences, certificates and authorities necessary for the existing use of the property by the Company have been duly obtained and are in full force, validity and effect; and

   (xv) so far as the Vendors are aware, all requisite planning and building approvals required for any government, local or public authority with respect to the Property have been obtained and are in full force and effect.

14.   Loans

(A) There are no loans made to the Company which are outstanding except as shown in the Accounts or the Management Accounts.

(B) The Company has not factored any of its debts or engaged in any financing of a type which would not require to be shown or reflected in its accounts.

(C) Save as shown in the Accounts or the Management Accounts and save as disclosed herein, the Company does not have outstanding any mortgages, charges, debentures or other loan capital or bank overdrafts, loans or other similar indebtedness, financial facilities, finance leases or hire purchase commitments or any guarantees or other material contingent liabilities.

(D) No material outstanding indebtedness of the Company has become payable by reason of default by the Company and no event of default has occurred.

15.   Litigation

The Company is not a party to any litigation, arbitration or prosecutions or to any other legal or contractual proceedings or hearings before any statutory, regulatory or governmental body, department, board or agency or to any material disputes or to the subject of any investigation by any authority in the place where the Business is conducted and no litigation, arbitration, prosecution or other legal or contractual proceedings or investigations are threatened or pending either by or against the Company and there are no facts or circumstances, subsisting which might give rise to any such proceeding, investigation, hearing or to any dispute or to any payment and there are no unfulfilled or unsatisfied judgment or court orders against the Company.

16.   Intellectual Property

(A) The Intellectual Property Rights comprise all the intellectual property rights used or required for the purposes of the Business which are material in the context of the Business and all of the same are valid, in full force and effect, registered (where applicable) in the name of the Company or the relevant licensor, and in the sole legal and beneficial ownership or the subject of valid licenses held by the Company.


(B) The Company has not granted and is not obliged to grant any licences or assignments under or in respect of any Intellectual Property Rights or to disclose or provide know-how, trade secrets, technical assistance, confidential information or lists of customers or suppliers to any person; and no such disclosure has been made.

(C) All fees for the grant or renewal of the Intellectual Property Rights of or used in the Business and which rights are material to the Company have been paid on demand or will be paid in due course and no circumstances exist which might lead to the cancellation, forfeiture or modification of any such Intellectual Property Rights or to the termination of or any claim for damages under any licence of Intellectual Property Rights to the Company.

17.   Insolvency

(A) No order has been made or resolution passed for the winding up of the Company and there is not outstanding:-

(i)   any petition or order for the winding up of the Company;

(ii) any receivership of the whole or any part of the undertaking or assets of the Company;

(iii)   any petition or order for the administration of the Company;
or

(iv) any voluntary arrangement between the Company and any of its creditors.

(B) There are no circumstances which are known, or would on reasonable enquiry be known, to the Vendors and which would entitle any person to present a petition for the winding up or administration of the Company or to appoint a receiver of the whole or any part of its undertaking or assets.

(C) No distress, execution or other process has been levied against the Company or action taken to repossess goods in the possession of the Company.

(D) No floating charge created by the Company has crystallised and there are no circumstances likely to cause such a floating charge to crystallise.

 (E) The Company is not and has not been a party to any transaction which may be avoided in a winding up.


18.   Trading

(A) So far as the Vendors are aware, the Company has and at all times maintained valid and current foreign exchange control and is in compliance with and is not in breach of any PRC laws or regulations relating to foreign exchange control. The Vendors are not aware of any prohibition or restriction (other than those imposed by law) on the Subsidiary in relation to its handling of foreign exchange in the PRC (including remittance of profit or dividend and opening of bank accounts.

19.    Delinquent Acts

The Company has not committed nor is liable for any criminal, illegal, unlawful or unauthorized act or breach of any obligation whether imposed by or pursuant to statute, contract or otherwise.


20.   Miscellaneous

(A) All representations warranties and undertakings contained in the foregoing provisions of this Schedule shall be deemed to be repeated immediately before Completion and to relate to the facts then existing.

(B) So far as the Vendors are aware, the Company has neither itself nor vicariously:

   (i) committed any breach of any statutory provision, order, bye-law or regulation binding upon it or of any provision of its memorandum of association or articles of association or bye-laws as of any trust deed, agreement or licence to which it is a party or of any covenant, mortgage, charge or debenture given by it;

   (ii) entered into any transaction which is still executory and which is or may be unenforceable by reason of the transaction being voidable at the instance of any other party or ultra vires, void or illegal; or

   (iii) omitted to do anything required or permitted to be done by it by the applicable laws and regulations necessary for the protection of its respective title to or for the enforcement or the preservation of any order or priority of any properties or rights owned by it.

(C) All information disclosed on the Purchaser for the purpose of its due diligence exercise or otherwise prior to the signing of this Agreement is true and correct in all material aspects and is not misleading.

(D) All information contained in this Agreement was when given true and accurate in all respects and there is no fact or matter which has not been disclosed to the Purchaser, which may render any such information or documents untrue, inaccurate or misleading at the date of this Agreement or which if disclosed to the Purchaser might reasonably be expected to influence adversely the Purchaser's decision to purchase the Sale Capital on the terms of this Agreement.

SCHEDULE 4

FORM OF TAX DEED OF INDEMNITY


Date           , 1999



KARTEK INTERNATIONAL HOLDINGS LIMITED

and

ZHANJIANG POST BUREAU

and

ZHANJIANG  TELECOMMUNICATIONS BUREAU

and

BICKMORE HOLDINGS INC.





DEED OF INDEMNITY

THIS DEED OF INDEMNITY is dated                               , 1999


BETWEEN:-

(1) KARTEK INTERNATIONAL HOLDINGS LIMITED, a company incorporated in the British Virgin Islands with its registered office at Akara
Building, Suite # 8, Wickhams Cay I, Road Town, Tortola, the British Virgin Islands ("Kartek");

(2)   ZHANJIANG POST BUREAU ("ZPB");

(3)   ZHANJIANG TELECOMMUNICATIONS BUREAU of
55 ("ZTB"); and

(4) BICKMORE HOLDINGS INC., a company incorporated in the Bahamas with limited liability, whose principal place of business is at Providence House, Easthill Street, P.O. Box N-3944 Nassau, the Bahamas (the "Purchaser").


WHEREAS:-

(A) Zhanjiang Kingtone Cable Enterprises Limited is an equity joint venture company established in the PRC (the "Company").

(B) By an agreement (the "Principal Agreement") dated 22nd June, 1999 made between, inter alia, the Vendors and the Purchaser, the Purchaser agreed to purchase from the Vendors an aggregate of 60 per cent. of the registered capital of the Company.

(C) It is a condition of the Principal Agreement that the Vendors shall enter into this Deed to provide the Purchaser, for itself and as trustee for the Company, with an indemnity concerning certain taxation liabilities.


NOW THIS DEED WITNESSES AND IT IS HEREBY AGREED as follows:-

1.   INTERPRETATION

(A) In this Deed, including the Recitals, the following expressions shall have the following meanings except where the context otherwise requires:-

"PRC"   the People's Republic of China;

"Principal Agreement"   the agreement referred to in Recital (B)
above;

"Reference Accounts Date" 30th April, 1999;

"Relief"   includes any relief, allowance, concession, set off or
deduction in computing profits, income or expenditure against which a Taxation is assessed, and any credit granted by or pursuant to any legislation or otherwise relating to all forms of Taxation;

"Taxation"   means:-

(i) any liability to any form of taxation whenever created or imposed and whether of the PRC or of any other part of the world and without prejudice to the generality of the foregoing includes profits tax, provisional profits tax, business tax on gross income, income tax, value added tax, interest tax, salaries tax, property tax, estate duty, resource duty, death duty, capital duty, stamp duty, payroll tax, withholding tax, rates, import customs and exercise duties and generally any tax duty, impost, levy or rate or any amount payable to the revenue, customs or fiscal authorities of local municipal, governmental, state, provincial, federal level whether of the PRC or of any other part of the world;

(ii)   such amount or amounts as is or are referred to in Clause 1(B);
and

(iii) all costs, interest, penalties, charges and expenses incidental or relating to the liability to Taxation or the deprivation of Relief or of a right to repayment of Taxation which is the subject of the indemnity contained in Clause 2 to the extent that the same is/are payable or suffered by the Company;

"Taxation Claim" includes any assessment, notice, demand or other documents issued or action taken by or on behalf of the Tax Bureau of the PRC or any other statutory or governmental authority whatsoever in Hong Kong, in PRC or any other part of the world (if relevant) from which it appears that the Purchaser and the Company or any of them are liable or are sought to be made liable for any payment of any form of Taxation or to be deprived of any Relief or right to repayment of any form of Taxation which Relief or right to repayment would but for the Taxation Claim have been available to the Company; and

"Vendors"   means collectively Kartek, ZPB and ZTB.

(B) In the event of any deprivation of any Relief or of a right to repayment of any form of Taxation there shall be treated as an amount of Taxation for which a liability has arisen the amount of such Relief or repayment or (if smaller) the amount by which the liability to any such Taxation of the Company would have been reduced by such Relief if there had been no such deprivation as aforesaid, applying the relevant rates of Taxation in force in the period or periods in respect of which such Relief would have applied or (where the rate has at the relevant time not been fixed) the last known rate and assuming that the Company had sufficient profits, turnover or other assessable income or expenditure against which such Relief might be set off or given.

(C)   In this Deed:-

   (i) Save for the words and expressions defined in Clause 1(A), words and expressions and other rules of interpretation defined, used or set out in the Principal Agreement have the same meanings and application in this Deed;

   (ii) unless the context otherwise requires, words denoting the singular number include the plural thereof, words importing one gender include both genders and the neuter and references to persons include firms, companies, and corporations, in each case vice versa;

   (iii)   references to Clauses are to the clauses of this Deed; and

   (iv) headings are for ease of reference only and do not form part of this Deed.


2.   TAXATION INDEMNITY

(A) Without prejudice to any of the foregoing provisions of this Deed and subject as hereinafter provided, the Vendors hereby agree with the Purchaser, for themselves and as trustee for the Company, that they will indemnify and at all times keep the Purchaser fully and effectively indemnified on demand against Taxation falling on the Company resulting from or by reference to any income, profits or gains earned, accrued or received or any event or transaction on or before the Reference Accounts Date whether alone or in conjunction with any circumstances whenever occurring and whether or not such Taxation is chargeable against or attributable to any other person, firm or company.

(B)   The indemnity given by Clause 2 does not cover any Taxation
Claim:-

   (i) which would not have arisen but for any act or omission by the Purchaser or the Company voluntarily effected after the Reference Accounts Date; or

   (ii) to the extent that provision will be made for such Taxation in the Audited Final Accounts; or

   (iii) to the extent that any Taxation Claim arises or is incurred as a result of or owing to any matter specifically disclosed to the Purchaser prior to Completion of the Principal Agreement.


3.   NO DOUBLE CLAIMS

   No claim under this Deed shall be made:-

   (i)   by the Purchaser and the Company in respect of the same
Taxation; or

   (ii) if a claim in respect thereof has been made under the Principal Agreement.


4.   TAXATION CLAIM

   In the event of any Taxation Claim arising, the Purchaser shall give or procure that notice thereof is as soon as reasonably practicable given to the Vendors in the manner provided in Clause 9, provided that such notice shall not be a condition precedent to the liability of the Vendors hereunder; and, as regards any such Taxation Claim, the Purchaser shall procure that the Company shall at the request of the Vendors take such action, or procure that such action be taken, as the Vendors reasonably request to cause the Taxation Claim to be withdrawn, or to dispute, resist appeal against, compromise or defend the Taxation Claim and any determination in respect thereof but subject to the Company being indemnified and secured to its or their reasonable satisfaction by the Vendors against all losses (including additional Taxation), costs, damages and expenses which may be thereby incurred.

5.   PAYMENTS

(A) If after the Vendors have made any payment pursuant to Clause 2 hereof, the Company shall receive a refund of all or part of the relevant Taxation the Purchaser shall, so far as it lies within its power, procure the Company (if it shall receive such refund) to repay to the Vendors a sum corresponding to the amount of such refund less:-

   (i) any expenses, costs and charges properly incurred by the Company in recovering such refund; and

   (ii) the amount of any additional Taxation which shall not have been taken into account in calculating any other payment made or to be made pursuant to this Clause but which is suffered by the Company in consequence of such refund.

(B) Any payments due by the Vendors pursuant to the provisions of this Deed shall be increased to include such interest on unpaid tax as the Company shall be or shall have been required to pay.


6.   LIMITATION OR TIME FOR INDEMNITY CLAIMS

The Vendors shall not be liable in respect of any claim under this Deed unless a written notice of such claim shall have been given to the Vendors or either of them on or prior to the expiry of six years from the date of this Deed.


7.   BINDING EFFECT

The indemnities, agreements and undertakings herein contained shall bind the personal representatives and successors of the Purchaser and each of the Vendors and shall ensure for the benefit of each party's successors and assigns.


8.   SEVERABILITY

   Any provision of this Deed prohibited by or which is unlawful or unenforceable under any applicable law actually applied by any court of competent jurisdiction shall, to the extent required by such law, be severed from this Deed and rendered ineffective so far as is possible without modifying the remaining provisions of this Deed. Where, however, the provisions of any such applicable law may be waived, they are hereby waived by the parties hereto to the full extent permitted by such law to the extent that this Deed shall be valid, binding and enforceable in accordance with its terms.


9.   NOTICES

Each notice, demand or other communication given or made hereunder shall be in writing and delivered or sent to the relevant party in accordance with the provision of Clause 14(B) of the Principal
Agreement.

10.   GOVERNING LAW AND JURISDICTION

This Deed is governed by and shall be construed in accordance with the laws of the PRC.


IN WITNESS whereof this Deed of Indemnity has been duly executed on the day and year first above written.

THE COMMON SEAL OF)
KARTEK INTERNATIONAL HOLDINGS )
LIMITED)
was hereunto affixed)
in the presence of:-)



THE COMMON SEAL OF)
ZHANJIANG POST BUREAU)
was hereunto affixed)
in the presence of:-)

THE COMMON SEAL OF)
ZHANJIANG TELECOMMUNICATIONS)
BUREAU)
was hereunto affixed)
in the presence of:-)



THE COMMON SEAL OF)
BICKMORE HOLDINGS INC.)
was hereunto affixed)
in the presence of:-)


SCHEDULE 5


THIS SUPPLEMENTAL CONTRACT is made on          , 1999

BETWEEN:

(1)   Kartek International Holdings Limited ("Party A")

(2)   Zhanjiang Post Bureau ("Party B")

(3)   Zhanjiang Telecommunications Bureau ("Party C")

(4)   Bickmore Holdings Inc.  ("Party D")


In this Supplemental Contract, Party A, Party B, Party C and Party D are collectively referred to as "Parties" and "Party" means each or any one of them, as the context may require.


WHEREAS:

(A) Parties A, B and C are parties to a joint venture contract dated 12th January, 1993 (as supplemented) ("Joint Venture Contract") in respect of their rights and obligations as investors in Zhanjiang Kingtone Cable Enterprises Limited (the "Company").

(B) Pursuant to the Joint Venture Contract, Party A, Party B and Party C are holders of the entire registered capital of the Company which has been fully paid up in accordance with the Joint Venture
Contract.

(C) Party A, Party B and Party C wish to transfer their respective holding of 28%, 13.68% and 18.32% of the registered capital of the Company to Party D, and Party D wishes to accept such transfer; and Party A, Party B and Party C consent to such transfer.

(D)   Party D also wishes to amend some provisions of the Joint
Venture Contract and the Articles of Association of the Company; and Party A, Party B and Party C consent to such amendments.

NOW, IT IS THEREFORE AGREED as follows:

1.   Definitions and Interpretation

Words and expressions which have defined meaning in the Joint Venture Contract and the Articles of Association of the Company shall have the same meaning, as given to them in the Joint Venture Contract and Articles of Association, when used in this Supplemental Contract.


2.   Party D as party

(A) When this Supplemental Contract becomes effective, and subject to the provisions of this Supplemental Agreement, Party D shall become the foreign party to the Company, shall be vested with the 60% holding in the registered capital of the Company originally owned by Party A, Party B and Party C respectively, and shall be entitled to all the rights and be liable to all the obligations stated in the Schedule hereto.

(B) With regard to the present transfer of the holding of 60% of the Company's registered capital from Party A, Party B and Party C to Party D, Party A, Party B and Party C have waived and hereby confirm their irrevocable waiver of the irrespective preferential pre-emptive right to acquire such holding whether such right arises under the Law on Chinese-Foreign Equity Joint Ventures, the Joint Venture Contract, or the Articles of Association or otherwise howsoever.

3.   Fee and expenses

Each Party shall bear the fees of its professional advisors, including accountants, auditors and lawyers, and any other expenses incurred in relation to or for the performance of its obligations under this Supplemental Contract.


4.   Extension of Term

The term of  the joint venture shall be extended to 31 years.


Management

The Amended Joint Venture Contract and the Amended Articles of
Association shall contain the following provisions:

(i) the board of directors shall comprise of 8 directors and Party A, Party B and Party C shall each be entitled to appoint 1 director and Party D shall be entitled to appoint 5 directors;

(ii) Party D shall be entitled to nominate the General Manager, Chief Accountant and other senior management to be appointed by the board of directors of the Company in accordance with its meeting rules.


6.   Board Meetings

   The Amended Joint Venture Contract and the Amended Articles of
Association shall contain the following provisions:

   (i) the board of the Company shall meet at least four times annually;

(ii) the quorum for each such board meeting shall comprise of at least 6 directors present throughout the meeting;

(iii) not less than 14 days' notice shall be given to all directors of the Company for convening any such board meeting;

(iv) all business discussed at any such board meeting shall be remain confidential save for disclosure to professional advisers and (if required) regulatory authorities and where required by law.


7.   Settlement of Disputes

 The Amended Joint Venture Contract and the Amended Articles of
Association shall contain the following provisions:-

   In the event a dispute arises in connection with the interpretation, implementation or performance of this Joint Venture Agreement, the parties hereto shall attempt in the first instance to resolve such dispute through friendly consultations. If such dispute is not resolved in this manner within 21 days after the commencement of discussions, then any party hereto may submit the dispute for arbitration in Singapore for final decision pursuant to the provisions of UNCITRAL with instructions that the arbitration be conducted in the manner set forth below.

Arbitration shall be conducted as follows:-

(i) the arbitrators may refer to both the English and Chinese texts of this Agreement;

(ii) all proceedings in any such arbitration shall be conducted in English and translated into Chinese; and

(iii)   there shall be three (3) arbitrators all of whom shall be
fluent in English.   Party D and Parties A, B and C (collectively)
shall each select one (1) arbitrator. The third arbitrator shall be chosen as provided in the UNCITRAL Arbitration Rules and shall serve as chairman of the panel.

The arbitration awards shall be final and binding on the parties, and the hereto agree to be bound thereby and to act accordingly.

The costs of arbitration shall be borne by the losing party, unless otherwise determined by the arbitration award.

Whenever any dispute occurs or is under arbitration, the parties hereto shall continue to exercise their remaining respective rights, and fulfill their remaining respective obligations, in such manner in accordance with the provisions of this Joint Venture Agreement.


8.   Commencing of Effect

This Supplemental Agreement shall become effective when this Supplemental Agreement together with the Amended Joint Venture Contract (and documents annexed thereto) and Amended Articles of Association are approved by the original examination and approval authority of the Joint Venture Contract.

9.   Miscellaneous

(A) The conclusion, validity, interpretation and execution of the Equity Transfer Agreement and the settlement of disputes arising therefrom shall be governed by the laws of the PRC.

(B) This Supplemental Agreement is written in both English and Chinese in 10 original copies, 5 in English and 5 in Chinese. Both versions are equally authentic and shall have the same force.

Executed in Zhanjiang City, Guangdong Province, the PRC by the legal or duly authorised representatives of each of Party A, Party B, Party C and Party D on 22nd June, 1999.

SIGNED by                    )
                             )
for and on behalf of         )
KARTEK INTERNATIONAL HOLDINGS)
LIMITED in the presence of: -)

SIGNED by                  )
                           )
for and on behalf of       )
ZHANJIANG POST BUREAU      )
in the presence of:-       )

SIGNED by                   )
                            )
for and on behalf of        )
ZHANJIANG TELECOMMUNICATIONS)
BUREAU in the presence of:- )

SIGNED by                    )
                             )
for and on behalf of         )
BICKMORE HOLDINGS INC.       )
in the presence of:-         )

Dated 22nd June, 1999

KARTEK INTERNATIONAL HOLDINGS LIMITED

and

ZHANJIANG POST BUREAU

and

ZHANJIANG TELECOMMUNICATIONS BUREAU

and

BICKMORE HOLDINGS INC.

AGREEMENT
relating to the sale and purchase
of 60 per cent. of the registered capital of Zhanjiang Kingtone Cable Enterprises Limited

RICHARDS BUTLER
20th Floor
Alexandra House
16-20 Chater Road
Hong Kong